UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 2, 2025
RESOURCES CONNECTION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-32113	33-0832424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
15950 North Dallas Parkway, Suite 330, Dallas, Texas 75248
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (214) 777-0600

(Former Name or Former Address, if Changed Since Last Report)

________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RGP	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On July 2, 2025, Resources Connection, Inc. (the “Company”), Resources Connection LLC, and the Company’s domestic subsidiaries entered into a Credit Agreement (the “Credit Facility”) with the lenders party thereto and Bank of America, N.A., as administrative agent, L/C issuer, and the swingline lender. The Credit Facility provides for a secured revolving loan, available in an amount up to the lesser of $50.0 million and a borrowing base formula tied to eligible receivables, which includes a $10,000,000 sublimit for the issuance of standby letters of credit. The Credit Facility also includes an option to increase the amount of the revolving loan up to an additional $15.0 million. The proceeds of the Credit Facility may be used to fund the Company’s working capital and other general corporate purposes, pay fees and expenses in connection with the transaction, fund potential acquisitions and refinance the outstanding indebtedness under that certain Credit Agreement, dated as of November 12, 2021, by and among the Company, Resources Connection LLC, the Company’s domestic subsidiaries, the lenders party thereto and Bank of America, N.A., as administrative agent (as amended, the “2021 Credit Agreement”). The Credit Facility is scheduled to mature November 30, 2029.
The obligations under the Credit Facility are secured by substantially all assets of the Company, Resources Connection LLC, and the Company’s domestic subsidiaries, pursuant to the Security and Pledge Agreement, dated July 2, 2025 (the “Security and Pledge Agreement”).
Borrowings under the Credit Facility will bear interest at a rate per annum of either, at the Company’s election, (i) Term SOFR (as defined in the Credit Facility) plus a margin ranging from 1.25% to 2.50% or (ii) the Base Rate (as defined in the Credit Facility), plus a margin of 0.25% to 1.50%, in either case, with the applicable margin depending on the Company’s Consolidated EBITDA (as defined in the Credit Facility). The Company is also obligated to pay other customary facility fees for a credit facility of this size and type.
The Credit Facility contains customary covenants, including covenants that limit or restrict the Company’s and its subsidiaries’ ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and make dispositions of assets and financial covenants to maintain a certain consolidated total net leverage ratio and a consolidated fixed charge coverage ratio. Upon the occurrence of an event of default under the Credit Facility, the lender may cease making loans, terminate the Credit Facility, and declare all amounts outstanding to be immediately due and payable. The Credit Facility specifies a number of events of default (some of which are subject to applicable grace or cure periods), including, among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults.
The foregoing description of the Credit Facility and the Security and Pledge Agreement is subject to, and qualified in its entirety by, the full text of the Credit Facility, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and the full text of the Security and Pledge Agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K.
Item 1.02    Termination of Material Definitive Agreement.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.The material terms of the 2021 Credit Agreement were previously disclosed in the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 16, 2021. The Company terminated the 2021 Credit Agreement effective July 2, 2025 in connection with entering into the new Credit Facility.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description

10.1
Credit Agreement, dated as of July 2, 2025, by and among, Resources Connection, Inc. and Resources Connection LLC, as borrowers, Veracity Consulting Group, LLC, Sitrick Group, LLC and Reference Point LLC, as guarantors, and Bank of America, N.A., as administrative agent, L/C issuer, and the swingline lender.

10.2
Security and Pledge Agreement, dated as of July 2, 2025, by and among Resources Connection, Inc. and Resources Connection LLC, as borrowers, Veracity Consulting Group, LLC, Sitrick Group, LLC and Reference Point LLC, as guarantors, and Bank of America, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCES CONNECTION, INC.

Date: July 7, 2025	By:	/s/ JENNIFER Y. RYU
Jennifer Y. Ryu
Executive Vice President and Chief Financial Officer